UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 31, 2008
Entertainment Properties Trust
(Exact name of registrant as specified in its charter)

Maryland	1-13561	43-1790877
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
30 West Pershing Road, Suite 201
Kansas City, Missouri 64108
(Address of principal executive office)(Zip Code)
(816) 472-1700
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.
     The following are principal recent developments since June 30, 2008:
Investment Pipeline
     In July 2008, the Company entered into letters of intent regarding the following transactions:
•	a $225.0 million investment by the Company with respect to a proposed planned resort development in upstate New York. The total project is expected to consist of a casino complex and a 1,580 acre resort complex. The resort complex is expected to consist of a 125-room spa hotel, a 350-room waterpark style hotel, a convention center and support facilities, a waterpark, two golf courses, and a retail and residential development. The Company’s investment is expected to consist of a loan to the developer of the project secured by a first lien mortgage on the resort complex real estate.

•	the acquisition of up to 1,695 acres of pre-productive and productive vineyards in California, Oregon and Washington at a cost of approximately $99.0 million. In addition, the Company expects that it will fund an additional $116.0 million in development costs through the third quarter of 2012. The Company also anticipates that it will lease these properties pursuant to triple net leases.
     The Company believes it has a strong pipeline of development, acquisition and financing transaction opportunities, and the Company has entered into several additional letters of intent and has entered into other commitments in furtherance of these efforts. These possible transactions, including those described above are generally subject to due diligence, negotiation and execution of definitive agreements and other contingencies. The Company cannot assure you that the transactions will be completed on the terms described above or at all.
Dividend Reinvestment and Direct Stock Purchase Plan
     On June 26, 2008, the Company began offering common shares pursuant to its revised dividend reinvestment and direct share purchase plan. Pursuant to the direct share purchase component of this plan, the Company raised approximately $16.4 million during July 2008. The proceeds raised from the offer and sale of common shares under this plan will be used for general business purposes.
Debt Financing
     On July 11, 2008, the Company paid in full a mortgage note payable which had an outstanding balance of principal and interest totaling $90.6 million. This mortgage note payable was secured by eight theatre properties and required monthly principal and interest payments of $689,000. The maturity date of the mortgage note payable was July 11, 2028. The mortgage agreement contained a “hyper-amortization” feature, in which the principal payment schedule was rapidly accelerated, and the

Company’s principal and interest payments were substantially increased, if the balance was not paid in full on the anticipated prepayment date of July 11, 2008.
Item 8.01. Other Events.
     On July 31, 2008, the Company issued a press release announcing that it commenced an underwritten public offering of its common shares. The Company’s press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.
     The information in this Current Report on Form 8-K shall not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities, nor shall there be any sale of these securities, in any state in which such offer, solicitation or sale would be unlawful prior to registration of qualification under the securities laws of any such state.
WARNING CONCERNING FORWARD LOOKING STATEMENTS
THIS REPORT CONTAINS STATEMENTS WHICH CONSTITUTE FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER FEDERAL SECURITIES LAWS, INCLUDING WITH RESPECT TO THE COMPANY’S PLANNED ISSUANCE OF THE COMMON SHARES (INCLUDING THE UNDERWRITERS' OPTION TO PURCHASE ADDITIONAL SHARES) AND ITS INTENDED USE OF THE PROCEEDS. THESE FORWARD LOOKING STATEMENTS ARE BASED UPON THE COMPANY’S PRESENT INTENT, BELIEFS OR EXPECTATIONS, BUT FORWARD LOOKING STATEMENTS ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE CONTAINED IN OR IMPLIED BY THE COMPANY’S FORWARD LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS. YOU SHOULD NOT PLACE UNDUE RELIANCE UPON FORWARD LOOKING STATEMENTS.
Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press Release dated July 31, 2008 issued by Entertainment Properties Trust

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTERTAINMENT PROPERTIES TRUST
By:	/s/ Mark A. Peterson
Mark A. Peterson
Vice President, Chief Financial Officer and Treasurer

Date: July 31, 2008

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press Release dated July 31, 2008 issued by Entertainment Properties Trust

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